UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2006

PROPEX FABRICS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-122829	36-2692811
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

260 The Bluffs

Austell, Georgia 30168

(Address of principal executive offices, including zip code)

(770) 941-1711

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 31, 2006, pursuant to a stock purchase agreement dated December 30, 2005, as amended (the “Agreement”) by and among Propex Fabrics Inc. (the “Company”), SI Concrete Systems Corporation (“SICSC”), a Delaware corporation, SI Geosolutions Corporation (“SIGC”), a Delaware corporation, and the holders of the capital stock of SICSC and SIGC, the Company acquired all the outstanding capital stock of SICSC and SIGC for approximately $235.0 million, subject to certain price adjustments. The Company financed the purchase price with approximately $28.1 million of cash on-hand and borrowings under a refinanced senior credit facility obtained in connection with the acquisition, as more fully described in Item 2.03 of this Current Report.

Item 2.03 Creation of a Direct Financial Obligation.

Credit Agreement and Related Agreements

On January 31, 2006, the Company entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, as borrower, the lenders named therein and BNP Paribas, as Administrative Agent. The Credit Agreement provides for a $360 million senior credit facility, comprised of a $260 million term loan facility, a $50 million revolving credit facility and a $50 million bridge loan facility. The credit facility is guaranteed by Propex Fabrics Holdings Inc., the Company’s parent corporation, and the Company’s domestic subsidiaries; it is secured by a first priority lien on the Company’s and its domestic subsidiaries’ real and personal property including a pledge of all the capital stock of the Company’s domestic subsidiaries and 66% of the capital stock of its foreign subsidiaries. This facility provided under the Credit Agreement replaces the facility provided under the prior credit agreement dated as of December 1, 2004 (the “Prior Credit Agreement”), among the Company, Amoco Fabrics and Fibers Company, the lenders named therein and BNP Paribas, as Administrative Agent. The uses of funds from the term loan facility and bridge loan facility are as follows: $198.7 million in partial payment toward the purchase price, $105.2 million to repay the outstanding principal and interest amounts under the facility provided by the Prior Credit Agreement and $6.1 million in fees and expenses.

Senior Secured Term Loan Due 2012

As part of the Credit Agreement, the Company entered into a senior secured term loan of $260 million maturing on July 31, 2012. At management’s discretion, the loan bears interest at either LIBOR plus 2.5% or a base rate plus 1.5%, where the base rate equals the higher of the prime rate or the Federal Funds interest rate. Mandatory prepayments are required under certain conditions and voluntary prepayments are allowed. Certain financial covenants must be met on a quarterly basis including a specified fixed charge coverage ratio, a specified interest coverage ratio, a minimum EBITDA requirement, maximum senior secured and total leverage ratios, and a maximum capital expenditures test.

The Credit Agreement requires repayment of principal of the term loan in quarterly installments of $3.25 million commencing on June 30, 2006 and ending on June 30, 2012. The remaining unpaid principal balance of $178.8 million plus accrued interest is also due on July 31, 2012.

Revolving Loan Agreement

As part of the Credit Agreement, the Company entered into a revolving loan agreement providing an available line of credit of $50 million. Interest accrues and is payable under the same terms as the senior secured term loan. Commitment fees, assessed at 0.5% of the unused borrowings less open letters of credit, are payable quarterly. At closing on January 31, 2006, there were no amounts drawn on the revolver and there were $5.8 million of letters of credit outstanding.

Bridge Loan

As part of the Credit Agreement, the Company entered into a $50 million bridge loan that is scheduled to mature on May 1, 2006. The bridge loan will either be repaid by the Company or converted into a senior subordinated term loan. Interest accrues on the bridge loan at the base rate plus 2.5%, where the base rate equals the higher of the prime rate or the Federal Funds interest rate.

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 31, 2006, Joseph F. Dana, formerly President, Chief Executive Officer and Director of SI Corporation, became Vice President and Chief of North American Operations (President of North American Operations) of the Company.

Prior to joining the Company, Mr. Dana, 58, was employed by SI Corporation where he became President in August 1999 and assumed the additional role of Chief Executive Officer in January 2001. He also served as a director of SI Corporation since 1993. Mr. Dana earned a B.S. degree and law degree from the University of Georgia.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of Businesses Acquired. The required financial statements of SICSC and SIGC will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K is due.

(b)	Pro Forma Financial Information. The required pro forma financial information will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K is due.

(d)	Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated as of January 31, 2006, among Propex Fabrics Inc., the lenders named therein and BNP Paribas, as Administrative Agent.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROPEX FABRICS INC.

Dated: February 6, 2006	By:	/s/ Philip D. Barnes
Philip D. Barnes
Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement, dated as of January 31, 2006, among Propex Fabrics Inc., the lenders named therein and BNP Paribas, as Administrative Agent.

S-1